EXHIBIT 10(y)


Union contract dated July 24, 1996, between Everest & Jennings Canadian Limited and the United Steelworkers, of America on behalf of its Local 5338.

                                    1996-1998

                              COLLECTIVE AGREEMENT

                                     BETWEEN


                               EVEREST & JENNINGS
                                CANADIAN LIMITED


                                       and


                         UNITED STEELWORKERS OF AMERICA
                                   LOCAL 5338

                           COLLECTIVE LABOUR AGREEMENT


This Agreement made on 24TH of JULY 1996 between Everest and Jennings Canadian Limited hereinafter called "the Company" and the United Steelworkers' of America on behalf of its Local 5338 hereinafter called "the Union".

Wherever the masculine gender appears in this Agreement, it shall also mean the feminine gender, and vise versa, unless the context requires otherwise.

                                      INDEX

Article                            Description                            Page
Number                                                                    Number

1                              UNION RECOGNITION                          5
2                              MANAGEMENT RIGHTS                          5,6
3                              UNION SECURITY                             6
4                              UNION REPRESENTATION                       6,7
5                              PROBATIONARY EMPLOYEES                     7
6                              GRIEVANCE PROCEDURE                        8,9
7                              ARBITRATION                                10
8                              SENIORITY                                  10,11
9                              LAYOFF AND RECALL                          11,12
10                             JOB POSTING                                12,13
11                             HOURS OF WORK                              13,14
12                             PAID HOLIDAYS                              15,16
13                             VACATION WITH PAY                          16,17
14                             LEAVE OF ABSENCE                           17
15                             CALL-IN PAY                                18
16                             PAYMENT FOR INJURED EMPLOYEES              18
17                             BULLETIN BOARDS                            18
18                             BEREAVEMENT PAY                            18
19                             JURY AND WITNESS DUTY                      18
20                             HEALTH AND SAFETY                          18,19
21                             EMPLOYEE BENEFITS                          19
22                             SHIFT PREMIUMS                             19
23                             SUPPER ALLOWANCE                           19
24                             WAGES                                      19
25                             DURATION OF AGREEMENT                      20
                               SCHEDULE A JOB CLASSIFICATIONS             21,22

ARTICLE 1              UNION RECOGNITION

1:01 The Company recognizes the Union as the sole and exclusive bargaining representative for all hourly employees of the Company in the Township of Vaughan save and except office staff, clerical, engineering, and sales, staff, forepeople, supervisors and all those ranked above supervisors and those excluded by the Labour Relations Act of the Province of Ontario.

1:02 Employees not in the bargaining unit shall not perform work ordinarily performed by bargaining, unit employees, except in the event of testing, experimental work, training, and emergency situations including unexpected absenteeism equipment breakdown and/or resources not available. (An emergency situation would be a condition that could not reasonably have been anticipated to occur during the course of normal operations or that threatens serious consequences to the employer's operations.)

1:03  Should any of the present operations be moved to a location within fifty
      (50) miles, this Agreement shall be extended to cover such operations.

1:04 The Company agrees to introduce all new employees to the Plant Chairperson within two (2) days either individually or as a group during the work day. The Company will provide a list to the Plant Chairperson or his designate of all new hires weekly, with their classifications, shift, rate of pay, and date of hire.

1:05 The existing practice of subcontracting or outsourcing of such work as deemed necessary shall continue. However, the Company will not subcontract or outsource work for the sole purpose of eroding the bargaining unit.

ARTICLE 2              MANAGEMENT RIGHTS

2:01 There shall be no strike, stoppage of work, picketing, boycott or willful interference with production, transportation or distribution, by the union nor its members, and no lockout by the Company during the term of this Agreement.

2:02 The Company retains and shall maintain and exercise all managerial authority and prerogatives. Without limiting the generality of the foregoing, such functions shall include, but not be limited to the right to: locate, alter, extend, curtail or cease operations; determine the number and classification of employees; hire, direct, retire, promote, demote, transfer, lay-off, suspend, discharge or discipline employees for just cause; assign work, determine job content and qualifications of employees; determine schedules, methods, processes and means of production and supply; make, alter and enforce reasonable rules and regulations. The foregoing is limited only by the express terms and provisions of this Agreement.

2:03 The Company Will not hire any part-time employees without prior notification to the Union.

2:04 The Company retains the right to hire temporary, part-time assistance for the physical inventory. Opportunity for overtime will first be offered to full time bargaining unit employees provided they have the skill and ability to perform said tasks.

2:05 Failure by the Company to exercise any of its management rights at any time shall not be considered to be an abandonment of such rights.

ARTICLE 3              UNION SECURITY

3:01 The Company agrees that all employees shall become and remain members of the Union as a condition of employment, Membership, for this purpose, will be deemed to mean the payment of Union dues in accordance with article 3:02 unless the employee is on lay-off and therefore not in a position to pay union dues.

3:02 The Company shall deduct from the weekly pay of each employee an amount equivalent to the Union dues set out in the Union Constitution. The total sum so deducted will be forwarded to the Financial Secretary of the Local Union on or before the 15th day of the month following, payable to the United Steelworkers of America-International Treasurer.

3:03 The Union agrees to indemnify and save the Company harmless against all claims or other forms of liability that may arise out of, or by reason of, deductions made or payments made in accordance with this Article.

3:04 The Company agrees to record total union dues deductions paid by each employee on his/her T-4 Income Tax Receipt.

ARTICLE 4              UNION REPRESENTATION

4:01 No person shall engage in any Union activity during working hours or on Company property except as specifically authorized by this Agreement.

4:02 The Union will continue to support the Company in its efforts to eliminate waste; to improve workmanship, to prevent accidents and promote goodwill amongst the Company and its employees.

4:03 The Company acknowledges the right of the Union to appoint or otherwise select Union Stewards for the purpose of representing employees in the handling of complaints and grievances.

4:04  The Company agrees to recognize one (1) Union Steward for each fifteen
      (15) employees, plus one steward on each shift other than regular day shift. The Company will recognize a Union Steward at any location that is covered by this Collective Agreement.

4:05 The Company shall be notified by the Union of the names of the Stewards and the areas they are representing and any changes made thereto.

4:06 The Company agrees to recognize and deal with a Union Grievance Committee of not more then two (2) employees plus the Local Chairperson,

4:07 A Grievance Committee person or Steward shall be required to receive permission from his\her supervisor before leaving their work station and\or department. Permission will not be unreasonably withheld for attendance at grievance meetings and permission may be given for other Union business provided it can be accommodated with operations and is for a brief period.

4:08 (a) The Company agrees to recognize and deal with a negotiating committee of not more than three employees plus the Plant Chairperson, who shall be regular employees of the Company, along with the representative of the International Union,

      (b) The Negotiating Committee is a separate entity from all other committees and will deal only with matters related to negotiations, including proposals for the modification and/or renewal of this Collective Agreement.

ARTICLE 5              PROBATIONARY EMPLOYEES

      5:01 An employee shall be classed as a probationary employee until he\she has completed ninety (90) calendar days. If an employee is absent from work, the employee's probationary period shall be extended by the period of such absence. Upon successful completion of the probationary period, the employee will receive seniority backdated to their original date of hire and will become eligible for benefits in Article 21. Until an employee has acquired seniority, the Company may terminate, discipline, layoff or failure to recall after layoff a probationary employee and such action shall not be subject to the Grievance or Arbitration Procedure.

ARTICLE 6              GRIEVANCE PROCEDURE

      6:01 (a) The Company acknowledges the right of the Union to appoint or otherwise select a grievance committee of up to two (2) employees and the Local Chairperson. Only members of the grievance committee and the employee or employees concerned may appear to process a grievance, except in the case of the dispute involving a question of the general application or the interpretation of the Agreement when only the grievance committee shall process the grievance.

      (b) The Company will not be required to consider any grievance which is not presented within (10) working days after the griever or the Union first became aware of the alleged violation of the Agreement.

      (c) If final settlement of the grievance is not reached at Step three, then the grievance may be referred in writing by either party to Arbitration as provided in Article 7- Arbitration within fifteen
            (15) days after the receipt of the response to the Step three procedure.

      (d) When two or more employees wish to file a grievance rising from the same alleged violation. of this Agreement, such grievance may be handled as a group grievance and presented to the Company beginning at Step two of the grievance procedure.

      (e) The Union and the Company shall have the right to initiate a policy grievance at Step three of the grievance procedure, and all provisions of the grievance and arbitration procedures shall apply to such grievances.

      (f) The time allowances provided in this Article may be extended by mutual agreement between the parties in writing.

            If the time allowance or any extension therefore, is not observed by the party who it has alleged has violated the Agreement, the grievance will be considered as advanced to the next step of the grievance procedure including arbitration,

      (g) A claim by an employee that he\she has been discharged or suspended without just cause shall be a proper subject for a grievance, if a written statement of such grievance is lodged at Step three (3) of the grievance procedure within ten (10) working days after the employee receives notice that he\she has ceased to work for the Company or returns to work after a suspension as the case may be,

      (h) When an employee has been suspended or dismissed, the Union will be notified concurrently with any disciplinary action being taken.

      (i) Disciplinary notices which form part of the employee's record shall be withdrawn from the employee's file after eighteen (18) months from date of issue except in cases of innocent absenteeism.

      (j) The Company agrees that persons who are required to take part in grievance meetings shall not suffer loss of pay for time spent in such meetings.

6:02  (a)   it is the mutual desire of the parties hereto that any
            alleged violation of this Agreement, including its application and interpretation, shall be settled as quickly and reasonably as possible, using the following procedure:

      (b)   Step 1:

            The aggrieved employee shall, within ten (10) working days after the grievance first arises, discuss the problem with his\her supervisor, and failing a resolution, submit the grievance in writing with assistance from his/her Union Steward, should the employee so request, to the Chairperson of the Union Grievance Committee, and shall affix his\her signature. If the supervisor fails to respond within forty eight (48) hours the grievance will automatically move to Step 2 of the grievance procedure,

      (c)   Step 2:

            If the Grievance Committee of the Union considers the grievance to be justified, the griever(s) concerned, together with Grievance Committee (or part thereof) submit the grievance in writing to the Superintendent or Manager within three (3) working days of the response to Step 1.

            The Superintendent or Manager shall respond to the grievance within three (3) working days of receiving it.

      (d)   Step 3:

            If necessary, the grievance will be submitted to the Manager of Manufacturing or the Sales\Marketing Manager within a further three
            (3) working days and a meeting shall be convened with the griever(s) and the Union Grievance Committee, the Field Staff Representative and the appropriate members of management in a further attempt to resolve the grievance. The Manager will respond within three (3) working days in writing to the Union.

ARTICLE 7              ARBITRATION

7:01 Where a grievance has not been resolved at Step 3 of the grievance procedure, it may be referred to arbitration by either party within fifteen (15) days of the receipt of the response to Step three procedure.

7:02 The arbitration procedure incorporated in this agreement shall be based on the use of a single arbitrator, selected on a rotating basis from the following panel of the four (4) arbitrators.

           (1) R.D. Joyce
           (2) P. Barton
           (3) D. Stanley
           (4) B. Keller

      These arbitrators shall act singly, and in rotation with respect to each successive grievance that is referred to arbitration. Should any arbitrator be unable to hear a grievance within sixty (60) calendar days after the grievance has been referred to him or her, then that arbitrator will be passed over to the next in line,

7:03 Each of the parties will bear its own expenses with respect to any arbitration proceedings. The parties will bear an equal share of the expenses of the arbitrator.

7:04 The arbitrator shall not be authorized nor shall the arbitrator assume authority to alter, modify or amend any part of this Agreement, nor make any decision inconsistent with the provisions thereof, or deal with any matter not covered by this Agreement.

ARTICLE 8              SENIORITY

8:01 Seniority shall mean the length of continuous employment within the bargaining unit since the last date of hire.

8:02 Seniority shall be completely lost and an employee shall cease to be employed by the Company if an employee:

            (a)  quits, retired, or;
            (b)  is discharged and the discharge is upheld,or;
            (c) is laid off work for a period of time equal to or greater than the employees accumulated seniority since the last date of hire to a maximum of eighteen (18) months , and a maximum of twenty four (24) months with less than two (2) years seniority, two (2) or more years of seniority, or;

            (d) is recalled to work and fails to report within three (3) working days from receipt Of notice to return to work has been issued to their last known address, or; (0) is absent without authorization for a period of three (3) working days.

8:03 Seniority shall be maintained and accumulated during: (a) absence due to occupational accident to a maximum cumulative total of twenty- four (24) months, and extensions may be granted on a case by case basis. employees seniority, (b) Non-occupational accident or illness causing absence equal to the but not exceeding eighteen (I 9) months.

8:04 Persons on lay-off will be considered to have status only by reason of their right to recall and their rights under this Article and Article I 1 and 12. No other rights under Article 9 will flow to a laid off person under this Agreement unless otherwise specifically stated.

8:05  The Company will post the seniority list every six (6) months.

8:06 An employee with seniority rights who is promoted to a non bargaining unit position shall retain bargaining unit seniority which was accumulated at the time he/she was promoted to any non-bargaining unit position. However, all time spent working in such a non-bargaining unit position will not accumulate bargaining unit seniority.

      During tel initial six (6) months immediately following the date of such promotion, the promoted employee shall retain a one-time right of re-entry into the bargaining unit in tel event of demotion or should the employee change his/her mind and wish to return to an hourly bargaining unit job. The one-time right of return with prior seniority rights expires after six
      (6) months from tel date of the promotion. This policy will not be deviated from except where there is mutual agreement between the Union and the Company.

8:07 The Plant Chairperson and Chief Steward will be retained in employment without regard to seniority, provided there is work available in which they are qualified and willing to perform.

ARTICLE 9              LAYOFF AND RECALL

PREAMBLE: In recognition of the responsibility of management for the efficient operation of the plant, it is understood and agreed that management shall have the right to pass over any employee who does not have the skill and ability to perform tel work available.

9:01 In the case of a reduction in the workforce, the Company shall give consideration to the following factors:

      1) Seniority
      2) Skill and Ability
      3) Efficiency of Operations

      Seniority will be the determining factor when, in the judgement of the Company, two (2) candidates are equally qualified.

9:02 Employees on layoff will be called back in inverse order, provided they can perform the available work efficiently. Recalled employees will be notified by registered mail or telegram sent to their last address available on Company's records.

      In the event an individual is unable to report to work as directed because of illness, and provides satisfactory medical evidence of such illness, the affected person will not lose his\her recall rights.

9:03 Whenever it becomes necessary to reduce the work force, the Company shall use its best efforts to provide the employee affected with two (2) working days notice in writing in advance of the date of layoff. Layoffs shall occur following a normal work week of forty (40) hours.

ARTICLE 10             JOB POSTING

PREAMBLE: In recognition of the responsibility of management for the efficient operation of the plant, it is understood and agreed that management shall have the right to pass over any employee who does not have the skill and ability to perform the work available.

10:01 (a) Permanent job vacancies in new or existing jobs shall be posted on the main bulletin board for a period of three (3) working days prior to filling the job vacancy. Employees desiring consideration must sign the job posting, once the Posting is removed a copy will be given to the Plant Chairperson. The Company shall use its best efforts to respond within three (3) work days after the posting has been removed.

(b)   Awardees will be given appropriate training.

10:02 Job vacancies will be filled considering the following factors:

      1) Seniority
      2) Skill and Ability
      3) Efficiency of Operations

      Seniority will be the determining factor when, in the judgement of the Company, two (2) candidates are equally qualified.

10:03 A successful applicant shall not be allowed to bid for a posted vacancy for a period of six (6) months after he/she has been accepted for a job vacancy except where there is mutual agreement between the Union and the Company.

10:04 A position in Group 1 or Group 2 in schedule A which is available and is filled by a person transferred from within the group, will not be a posted vacancy.

10:05 An employee who is temporarily transferred to meet the Company's convenience to another job for which the regular rate is less than that which the employee is receiving, shall retain hider former rate. If such transfer is to a job with a higher rate, the employee will receive the higher rate. Temporary transfers shall not exceed thirty (30) work days without mutual agreement between the Union and the Company. Temporary transfers due to leave of absence are not bound by the thirty (30) day restriction. The Plant Chairperson shall be informed of all temporary transfers,

10:06 An employee who is temporarily transferred from his\her regular job due to lack of work shall be paid the rate of pay for the job to which he\she is transferred provided the time spent on the job exceeds two (2) shifts.

ARTICLE 11             HOURS OF WORK

11:01 The normal work week for all employees shall be forty (40) hours made up of five (5) days of eight (8) hours each, Monday through Friday. The weeks shall began at 12:01 A.M. Monday.

      Normal scheduled shifts will be: For the day shift: from 7:30 A.M. to 4:00 P.M. For the afternoon shift: from 4:00 P.M. to 12:00 A. M. Midnight.

      Other shifts may be established according to the requirements of the operation. In such cases the Company will discuss said changes with the Union prior to the implementation of such schedule.

11:02 Lunch periods shall be one-half (1/2) hour unpaid,

11:03 All authorized work performed by an employee prior to or beyond the normal eight (8) daily scheduled hours, shall be paid at the rate of time and one half (1 1\2) the employees basic hourly rate.

11:04 Any authorized work performed in excess of forty (40) hours per week, shall be paid at the rate of time and one-half hour(I 1\2) the employee's basic hourly rate, Any authorized work performed on a Saturday or Sunday will be paid at the rate of one and a half (1 1/2) times the employees regular rate of pay.

11:05 Nothing in this Article shall be construed to mean a guarantee of hours of work per day or days per week.

11:06 Employees shall be allow a five (5) minute wash up prior to the end of each shift. There will be no penalty for early punch out within the five
      (5) minute period.

11:07 There shall be no pyramiding of overtime rates. It is also agreed that overtime and other premiums shall not be paid more than once for any hour worked.

11:08 Employees shall be permitted a fifteen (I 5) minute rest period approximately midway through each half shift, Employees who work two (2) hours overtime or more will be allowed a fifteen (15) minute rest period at the beginning of each two (2) hour period worked.

11:09 Overtime work shall be on voluntary basis, and it is mutually agreed that overtime shall be distributed as equitably as possible among the employees who normally perform the work in the department. Should the Company not be able to get the required numbers of volunteers, they shall then schedule the most junior employee within the department who is able to perform the work. The Company and the Union agree that overtime is not the desire of both parties, therefore it is agreed that when there are bargaining unit members on layoff the Company will make every effort to keep overtime to a minimum,

11:10 Hours of overtime worked by each employee will be available to the Union monthly.

11:11 The Company will agree to give twenty-four (24) hours notice for overtime work where possible.

11:12 The Company agrees to give affected employees and the Union thirty (30) calendar days notice of any change in the starting and stopping times of employees work schedules, unless business requirements preclude the Company from so doing,

ARTICLE 12             PAID HOLIDAYS

12:01 Employees shall receive eight (8) hours pay at the basic straight time rate of pay for each of the following holidays, subject to the provisions set out below:

           NEW YEARS DAY                            LABOUR DAY
           GOOD FRIDAY                              THANKSGIVING DAY
           VICTORIA DAY                             CHRISTMAS DAY
           CANADA DAY                               BOXING DAY
           CIVIC DAY                                FLOATING HOLIDAY

12:02 In order to qualify for Statutory Holiday pay, an employee must have worked the last scheduled shift prior to, and the next scheduled shift after such holiday, except for reasons acceptable to the Company.

12:03 To qualify for statutory holiday pay, a new employee must have been on the company's payroll continuously for a period of ninety (90) calendar days prior to the holiday.

12:04 An employee who is scheduled to work on a Statutory Holiday and does not work, shall receive no pay unless the employee gives a reason for not working which is satisfactory to the Company.

12:05 Statutory holidays falling on a Saturday or Sunday, and July I st. holiday will be recognized on the nearest Monday unless otherwise agreed. Regarding the designated Floating Holiday, each December the Company will provide a list of potential Floating Holiday alternatives for the next year time frame which do not conflict with key production or shipping days of the Company. Such list will then be voted on by all employees. The alternative day receiving the most votes will become the designated Floating Holiday to be celebrated during the next year.

12:06 When any Statutory holiday are observed during an employee's scheduled vacation period, he\she shall receive holiday pay as per Article 12:01 above, and will receive an additional day off at a mutually convenient time.

12:07 An employee will not be able to receive holiday pay if the employee has not earned wages during the four (4) weeks immediately preceding the holiday.

ARTICLE 13             VACATIONS WITH PAY

13:01 All earned vacations must be taken at a mutually agreeable time except during the annual shut down when employees not required during the shutdown will take this as vacation time.

13:02 Vacations must be taken during the calendar year in which they become due and cannot be postponed or carried over from year to year.

13:03 The vacation period commences from the I st of July to the 30th of June and is granted as follows.

      An hourly employee who has completed one (1) year of service as of June 30th of vacation year shall be entitled to two (2) week's vacation with pay; 5 years or more of service as of June 30th of the vacation year shall be entitled to three
      (3) week's vacation with pay; 12 years or more of service as of June 30th of vacation year shall be entitled to four (4) week's vacation with pay; 25 years or more of service as of June 30th of the vacation year shall be entitled to five (5) week's vacation with pay.

      Vacation pay shall be four percent (4%) for those entitled to two (2) weeks vacation; six percent (6%) for those entitled to three (3) weeks vacation; eight percent (S%) for those entitled to four (4) weeks vacation; ten percent (10%) for those entitled to five (5) weeks vacation: of the employee's gross earning for the prior year.

13:04 Vacation scheduling will take place during the month of March.
      Opportunities for vacation times will be given in the following order. (1) Those required to take the vacation shut down period, (2) Employees who have remaining vacation, by seniority, and in accordance with Article 13-101 above.

13:05 Pay for earned vacation will be given to the employee at the time of the scheduled vacation.

13.06 An employee who is hospitalized because of sickness or accident while on scheduled vacation will be considered as being on sick leave during the period of such illness, Vacation time lost while in the hospital may be rescheduled at a future date to be mutually agreed upon, The Company has the right to ask for medical evidence of hospitalization,

ARTICLE 14             LEAVE OF ABSENCE

14:01 An employee may apply in writing for leave of absence without pay if submitted at least (10) working days in advance of the date of the requested leave. Such leave of absence may be granted at the discretion of the Company and will be confirmed in writing, Such leaves will not be unreasonably withheld. Such leaves will not be longer than three (3) months and seniority will continue to accrue during this period. The Company may also grant an employee continuation of his/her benefits if the employee bears the total cost.

14:02 The Plant Chairperson of the Union will be notified of all leaves granted under this section.

14:03 The Company agrees to pay any employee who has been granted a leave for Union business which is not paid for by the Company and the Union shall reimburse the Company for such wage payment upon receipt of a monthly statement. Such leave of absence shall be authorized by the Union in advance of the leaves.

14:04 The Company shall follow the Employment Standards Act and any other relevant legislation with respect to Maternity and Parental Leaves.

14:05 The Company agrees to allow leave of absence without loss of pay or benefits of up to eight (8) hours to employees who wish to become a Canadian Citizen. Such time off work shall be paid after verification is received by the Company that such person did apply and receive his\her Canadian Citizenship,

14:06 The Company agrees to grant an employee leave of absence without pay for up to one year to work in an official capacity for the Union, provided such request is made by an authorized representative of the Union.

14:07 The authorized Negotiating Committee will be given leaves to attend negotiating sessions. Such leaves will not be unreasonably withheld.

14:08 Employees to a maximum of three (3), provided production is not. adversely affected, who have been elected or appointed by the Union to attend Union Conventions and Conferences or other Union Business may be granted a leave of absence Without pay by the Company. The Union shall notify the Company in writing as early as possible prior to the start of the leave, but. not less then fourteen (14) days, of the names of the members requiring the leave.

ARTICLE 15             CALL-IN-PAY

15:01 An employee called for work outside of his\her regular working hours shall be paced: 1) Four (4) hours appropriate overtime rating. 2) The provisions above shall not apply when an employee is called to work immediately prior to the start or immediately following the end of his\her scheduled shift. In all such cases, the employee shall receive his\her appropriate overtime rate.

ARTICLE 16             PAYMENT FOR INJURED EMPLOYEES

16:01 In the event that an employee is injured in the performance of his\her duties, he\she shall, to the extent that he\she is required to stop work and receive treatment, be paid for wages the remainder of his\her shift. If it is necessary, the Company will provide, or arrange for, suitable transportation for employee to the doctor or hospital and back to plant and\or to his\her home as necessary.

ARTICLE 17             BULLETIN BOARDS

17:01 The Company agrees to provide Bulletin Boards in areas accessible to employees for the purpose of posting meeting notices and official Union information. All notices so posted will be authorized in advance by the Manufacturing Manager or his\her designate.

ARTICLE 18             BEREAVEMENT PAY

18:01 The Company agrees that when an employee is absent from work due to death in the immediate family, he\she will be granted three (3) days leave with pay. In the event that travel is required beyond a distance of 500 kilometers, the Company will grant two (2) extra days leave with pay, Immediate family is deemed to mean: spouse, son, daughter, mother, father, adoptive parents, sister, brother, brother or sister-in law, mother or father-in-law, grandparents, or grandchildren.

ARTICLE 19             JURY AND WITNESS DUTY

19:01 An employee shall be granted leave of absence with pay at his\her regular hourly rate, for the normally scheduled number of hours the employee would have other-wise worked for the purpose of serving jury duty, or as a material witness subpoenaed by the Crown. Provided that the employee shall reimburse the Company to the full amount of jury pay or witness fees excluding the expense allowance received.

ARTICLE 20             HEALTH AND SAFETY

20:01 The Company and the Union agree that they mutually desire to maintain high standards of health and safety in the plant in order to prevent injury and illness. The Company, the Union and the employees agree that the Occupational Health and Safety Act is binding on them and any allegation of breach will be processed in accordance with the Act.

20:02 The Company will recognize a Safety Committee composed of four (4) Company and four (4) Union appointees. This committee will meet monthly, and inspect the operations to determine any unsafe practices or conditions.

20:03 The Company will provide a safety footwear allowance of $60.00 effective I
      Jan 1997 and $65.00 effective I Jan 1998. The safety footwear must be purchased by the vendor chosen by the Company. Safety footwear will be worn by all employees while at work.

20:04 The Union Co-Chairperson of the Occupational Health and Safety Committee will accompany the Department of Labour Inspectors on his\her regular tours of the premises and shall receive copies of any reports sent to the Company pertaining to these inspections,

ARTICLE 21             EMPLOYEE BENEFITS

21:01 Life insurance, AD&D, Dental Plan, and Supplementary Health Plan will be continued as they were before this Agreement. The Company will pay the premiums.

      The Sick Days Programme and the Pension Plan will also continue to operate as they were before this Agreement.

ARTICLE 22             SHIFT PREMIUMS

22:01 Employees assigned to shifts beginning after 3:00 P.M. will be paid a shift premium of forty-five cents ($.45) per hour for each hour worked on that shift.

ARTICLE 23             SUPPER ALLOWANCE

23:01 Employees who work more two (2) hours overtime shall be entitled to six dollars ($6.00) supper allowance.

ARTICLE 24             WAGES

24:01 Wages will be paid as per Schedule A with the exception of the thirty-one
      (31) red circled employees who are above the job rate as of the date of ratification.

      Effective July 24, 1996 $.20 cents
      Effective July 24, 1997 $.22 cents

ARTICLE 25             DURATION OF AGREEMENT

25:01 This agreement shall become effective 24 July, 1996 and shall remain in effect until 24 July 1998 and shall thereafter continue for a period of one (1) year unless either party notices, in writing, to the other party within ninety (90) days prior to its expiration date that is desires revisions, modifications, or terminations of this agreement at its expiration date.


FOR THE COMPANY                                        FOR THE UNION

______________                                         ___________________
WIM VAN VOORST                                         JAMES CAIRNS
PRESIDENT, CEO                                         UNION COMMITTEE PERSON


_________________                                      ___________________
CHERIE L. ANTONIAZZI                                   DOLTON FRAISER
EXEC. DIR. HUMAN                                       UNION COMMITTEE PERSON
RESOURCES


______________                                         ___________________
DUANE WEBSTER                                          DARSHAN SHAH
LOGISTICS MANAGER                                      UNION COMMITTEE PERSON


                                                       ____________________
                                                       TONY DE PAULO
                                                       USWA STAFF REPRESENTATIVE

                         DATED 2ND DAY OF AUGUST, 1996,

                                   SCHEDULE A

                                       Effective                   Effective
                                    July 24, 1996                July 24, 1997
                                    -------------                -------------


                                     Prob. Rate  Job Rate  Prob. Rate Job Rate
Group 1
Custodian                               9.20      10.20       9.42      10.42
Entry Level                             9.20      10.20       9.42      10.42
Machine Operator                        9.20      10.20       9.42      10.42
Material Handler                        9.20      10.20       9.42      10.42
Sub Assembler                           9.20      10.20       9.42      10.42

Group 2
Electrical Assembler                   10.20      11.20      10.42      11.42
Final Assembler                        10.20      11.20      10.42      11.42
Packer                                 10.20      11.20      10.42      11.42
Punch Press Operator                   10.20      11.20      10.42      11.42
Upholstery Assembler                   10.20      11.20      10.42      11.42
Wheel Assembler                        10.20      11.20      10.42      11.42
Whse. Order Picker                     10.20      11.20      10.42      11.42

Group 3
Assistant Shipper                      10.95      11.95      11.17      12.17
Auto Brazer                            10.95      11.95      11.17      12.17
Fork Lift Driver                       10.95      11.95      11.17      12.17
Powder Painter                         10.95      11.95      11.17      12.17
Power Assembler                        10.95      11.95      11.17      12.17
Quality Control Inspector              10.95      11.95      11.17      12.17
Ram Bender/Set Up Operator             10.95      11.95      11.17      12.17
Receiver                               10.95      11.95      11.17      12.17
Service Parts                          10.95      11.95      11.17      12.17
Sewing Machine Operator                10.95      11.95      11.17      12.17

                               LETTER OF AGREEMENT

                                 August 2, 1996

                                BENEFIT PROGRAMS

This "Letter of Agreement" confirms mutual understanding between the Company and the Union that upon consummation of the acquisition of all of the shares of the Company by Graham-Field Health Products, Inc., a review of the benefit programs will be undertaken. The Company agrees that the benefits offered to the employees will be, in the aggregate, equal to the value of the benefits currently provided. The Company will discuss any proposed changes to the benefits structure with the Union.

Notwithstanding anything to the contrary contained in this agreement, the benefits and plans of insurance referred to above are qualified in their entirety by reference to the underlying policies and contracts of insurance or statutes or regulations. The terms of any contract, statute or regulation in respect thereof by any insurance agency or governmental agency shall be controlling in all matters pertaining to the existence of and extent of benefits and conditions.

The undersigned agree with the terms of the above letter.

FOR THE COMPANY                                  FOR THE UNION


WIM VAN VOORST                                   JAMES CAIRNS
PRESIDENT AND CEO                                UNION COMMITTEE PERSON



CHERIE L. ANTONIAZZI                             DOLTON FRAISER
EXEC. DIR. HUMAN                                 UNION COMMITTEE PERSON
RESOURCES




DUANE WEBSTER                                    DARSHAN SHAH
LOGISTICS MANAGER                                UNION COMMITTEE PERSON




                                                 TONY DE PAULO
                                                 USWA STAFF REPRESENTATIVE

                               LETTER OF AGREEMENT

                                 August 2, 1996

                              UNION REPRESENTATION

This "Letter of Agreement" confirms mutual understanding between the Company and the Union that the Company will provide the Union with access to a filing cabinet and a telephone for local calls at the Company's facility covered by the current Collective Agreement.


The undersigned agree with the terms of the above letter.


FOR THE COMPANY                                  FOR THE UNION



WIM VAN VOORST                                   JAMES CAIRNS
PRESIDENT AND CEO                                UNION COMMITTEE PERSON



CHERIE L. ANTONIAZZI                             DOLTON FRAISER
EXEC. DIR. HUMAN                                 UNION COMMITTEE PERSON
RESOURCES



DUANE WEBSTER                                    DARSHAN SHAH
LOGISTICS MANAGER                                UNION COMMITTEE PERSON



                                                 TONY DE PAULO
                                                 USWA STAFF REPRESENTATIVE